January 22, 2004
CUMIRP Part II AGREEMENT
Center for University of Massachusetts-Industry Research on Polymers
An Agreement between
THE UNIVERSITY OF MASSACHUSETTS
and
POLYMEDIX
Article 1. — Introduction and Intent of Agreement
     This agreement, made and entered in to as of the 22nd day of January, 2004, by and between: the UNIVERSITY OF MASSACHUSETTS, a State university within the Commonwealth of Massachusetts, established under Chapter 648 of the Acts of 1962, as amended, with offices at Amherst, MA 01003-4530, United States of America (hereinafter called the University), through its Center for University of Massachusetts — Industry Research on Polymers (hereinafter called CUMIRP), and POLYMEDIX, P.O. Box 130, Bryn Mawr, PA 19010 (hereinafter called POLYMEDIX);
     WHEREAS, the signatories to this agreement intend to join together in a cooperative effort to support fundamental research at the University and to explore technology of interest to POLYMEDIX, and for POLYMEDIX to be able to enjoy the other benefits and opportunities of CUMIRP membership.
Article 2. — Definitions
     2.01 — The “Term” of this Agreement shall be six (6) months, commencing on the date first written above or from January 1, 2004 through June 30, 2004, which ever is later for a total time of six months. The term of the agreement may be terminated sooner according to the provisions of Article 12 below or extended by mutual written agreement.
     2.02 — “Confidential Information” shall mean any confidential or proprietary information furnished by one party (the “Disclosing Party”) to the other party (the “Receiving Party”) in connection with the performance of the Research Project, provided that such information is specifically designated as confidential. Such Confidential Information may include, without limitation, trade secrets, know-how, inventions, technical data or specifications, testing methods, and research and development activities.
     2.03 — “Field” shall mean “Synthesis and Screening of Compounds as Anti-microbial and Anti-cancer Agents”, as seen in the Research Proposal for POLYMEDIX.
     2.04 — “Invention” shall mean any potentially patentable invention based on the Research Results which is (i) conceived during the Term by employees of University or POLYMEDIX, or both, and (ii) reduced to practice either during the Term or within a period of three (3) months after the conclusion of the Term.
     2.05 — “Patent Rights” shall mean all United States and foreign patent applications claiming an Invention, including any divisional, continuation, continuation-in-part (to the extent that the claims are directed to an Invention), and foreign equivalents thereof, as well as any patents issued thereon or reissues thereof. “University Patent Rights” shall mean Patent Rights claiming Inventions that are conceived and reduced to practice solely by employees of University, as determined under the patent laws of the United States, and assigned to University. “Joint Patent Rights” shall mean Patent Rights

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claiming Inventions that are conceived or reduced to practice jointly by employees of University and employees or consultants of POLYMEDIX, as determined under the patent laws of the United States, and assigned to University and POLYMEDIX.
     2.06 — “Materials” shall mean any tangible biological, chemical, or physical materials.
     2.07 — “Principal Investigator” or “PI” shall mean an employee of University who has primary responsibility for the performance of the Research Project.
     2.08 — “Project Materials” shall mean Materials that are discovered or developed in the performance of the Research Project.
     2.09 — “Proprietary Materials” shall mean any proprietary Materials other than Project Materials that are furnished by one party (the “Supplier”) to the other party (the “Recipient”) in connection with the performance of the Research Project.
     2.10 — “Research Project” shall mean the research proposal described in Appendix A (“Synthesis and Screening of Polymers as Anti-microbial and Anti-cancer Agents”).
     2.11 — “Research Results” shall mean all data, test results, laboratory notes, techniques, know-how, and any other research results that are obtained in the performance of the Research Project. The term “Research Results” shall not include any Project Materials, patentable inventions, copyrighted or copyrightable works, trademarks or service marks, or other intellectual property based on the Research Results.
     2.12 — “Industrial Technical Collaborator” or “ITC” shall mean an individual designated by POLYMEDIX as its technical representative for consultation and communications with University and the Principal Investigator.
     2.13 — “Affiliate” means any corporation or other legal entity in which POLYMEDIX owns at least fifty (50%) percent or more of the voting capital shares or any other legal entity without voting capital shares in which POLYMEDIX has at least a fifty (50%) percent interest in the profits and losses.
     2.15 — “CUMIRP PART II” shall mean the Closed Research Cluster concept under CUMIRP which is an exclusive agreement between the University and POLYMEDIX.
     2.16 — “Option Rights” shall mean the guarantee through this Agreement that POLYMEDIX has the right of first negotiation (a first option) to obtain an exclusive license to the University patents as described in Article 8 and Section 8.05, specifically.
Article 3. — Primary Research Responsibility, Research Project Performance, POLYMEDIX’s ITC, Records, Materials and Reports
     3.01 — Primary research responsibility, authority and accountability for managing the POLYMEDIX Research Cluster resides in the Principal Investigator (PI), Professor Gregory Tew. It is expected that a PI will insure good communications, summary reports, well documented research plans, and a sufficiency of timely Research Cluster meetings .
     3.02 — If Professor Tew ceases to serve as Principal Investigator for any reason, University will promptly notify POLYMEDIX, and University and POLYMEDIX shall use good faith efforts to identify a mutually acceptable replacement within sixty (60) days. If a suitable replacement Principal Investigator cannot be identified within the sixty-day period, POLYMEDIX shall have right to terminate this Agreement as provided in Article 12.

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     3.03 — The POLYMEDIX “Industrial Technical Collaborator” (ITC) shall be Richard Scott of POLYMEDIX. POLYMEDIX may change its ITC upon thirty (30) days written notice to University.
     3.04 — Description of the Research Work — A description of the research work to be performed is attached to this document in Appendix A described as POLYMEDIX Research Proposal.
     3.05 — Performance of Research Project. University shall use reasonable efforts to complete the Research Project; however, University makes no warranties regarding the completion of the Research Project or the achievement of any particular results. The ITC shall have reasonable access to University facilities where the Research Project is being conducted, but the exact time and manner of such access shall be determined by the Principal Investigator.
     3.06 — Records, Materials, and Reports. University and the Principal Investigator will prepare and maintain records, including laboratory notebooks maintained in accordance with standard scientific procedures, containing all Research Results. During the term of this Agreement, and at the convenience of the Principal Investigator, the ITC shall have reasonable access to such research records, and University and the Principal Investigator agrees to furnish POLYMEDIX, upon request, with reasonable amounts of any Project Materials, subject to availability. Within ninety (90) days after the expiration or termination of this Agreement, the Principal Investigator shall deliver to POLYMEDIX a final report describing all significant Research Results in reasonable detail.
Article 4. — Publication Rights
     4.01 — Publication Rights: Because the University is a public University of higher education and engages only in research that is compatible with its academic role and mission, the Sponsor’s name (POLYMEDIX), the nature of the research, and the results of University research must be publishable. The University, therefore, reserves the right to publish in scientific journals, theses, dissertations and CUMIRP presentations the methods and results of the research conducted under this Agreement, subject only to the restrictions of proprietary information of POLYMEDIX as seen in Article 6, below. POLYMEDIX, however, will receive an advanced copy of any such proposed publication or presentation for review and comment at least thirty (30) days prior to submission for publication or presentation. If either party concludes that the proposed publication or presentation would constitute disclosure of POLYMEDIX Confidential Information or of a patentable Invention made under this agreement, it shall immediately notify the other party in writing of that conclusion. Submission for publication or presentation would then be delayed up to six (6) months to permit the deletion of the POLYMEDIX Confidential Information and/or the filing of a patent application by the University (see Article 8, below).
Article 5. — Research Costs and Payments POLYMEDIX/University

Item	Research Costs

Post-Doctoral Employee Salary	1,700
Health Insurance Post Doc. Employee	202
Workers Comp., Unemployment, etc (0.84%)	14
FICA (1.45%)	25
Faculty Additional Service Compensation	2,000
Faculty Fringe	46
Materials, Supplies, Services and Maintenance	8,000
Travel	0

Sub Total Direct Costs	11,987

University Indirect Costs (55% of Total Direct Cost)	6,593

Total Costs	18,580

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     Payments on the total of $ 18,580. for the term (6 months) of the research shall be made in one payment. The payment will be made in advance of the start of the research or within 30 days of the signing of this Agreement.
Article 6. — Proprietary Information
     The free dissemination of information is an essential and long-standing policy of the University. However, under exceptional circumstances, the University recognizes that it may properly hold in confidence information supplied by POLYMEDIX in the course of the research hereunder which the parties consider essential for the conduct of the research.
     6.01 — Designation. Confidential Information that is disclosed in writing shall be marked confidential (such as “Confidential” or “Proprietary”). Confidential Information that is disclosed orally or visually shall be documented in a written notice prepared by the Disclosing Party and delivered to the Receiving Party within thirty (30) days of the date of disclosure; such notice shall summarize the Confidential Information disclosed to the Receiving Party and reference the time and place of disclosure.
     6.02 — The University retains the right to refuse to accept any such proprietary information which it does not consider to be essential to the completion of the research hereunder or which it believes to be improperly designated, or for any other reason.
     6.03 — Obligations. During the Term and thereafter for a period of five (5) years, the Receiving Party shall (i), maintain all Confidential Information in strict confidence, except that the Receiving Party may disclose or permit the disclosure of any Confidential Information to its directors, officers, employees, consultants, and advisors who are obligated to maintain the confidential nature of such Confidential Information and who need to know such Confidential Information for the performance of the Research Project; (ii), use all Confidential Information solely for the performance of the Research Project; and (iii), allow its directors, officers, employees, consultants, and advisors to reproduce the Confidential Information only to the extent necessary for the performance of the Research Project, with all such reproductions being considered Confidential Information.
     6.04 — Exceptions. The obligations of the Receiving Party under Section 6.03, above, shall not apply to the extent that the Receiving Party can demonstrate that certain Confidential Information (i) was in the public domain prior to the time of its disclosure under this Agreement; (ii) entered the public domain after the time of its disclosure under this Agreement through means other than an unauthorized disclosure resulting from an act or omission by the Receiving Party; (iii) was independently developed or discovered by the Receiving Party without use of the Confidential Information; (iv) is or was disclosed to the Receiving Party at any time, whether prior to or after the time of its disclosure under this Agreement, by a third party having no fiduciary relationship with the Disclosing Party and having no obligation of confidentiality with respect to such Confidential Information; or (v) is required to be disclosed to comply with applicable laws or regulations, or with a court or administrative order, provided that the Disclosing Party receives reasonable prior written notice of such disclosure.
     6.05 — Ownership and Return. The Receiving Party acknowledges that the Disclosing Party (or any third party entrusting its own information to the Disclosing Party) claims ownership of its Confidential Information in the possession of the Receiving Party. Upon the expiration or termination of this Agreement, at the request of the Disclosing Party, the Receiving Party shall return to the Disclosing Party all originals, copies, and summaries of documents, materials, and other tangible manifestations of Confidential Information in the possession or control of the Receiving Party, except that the Receiving Party may retain one copy of the Confidential Information in the possession of its legal counsel solely for the purpose of monitoring its obligations under this Agreement.
Article 7. — Proprietary Materials

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     7.01 — Limited Use and Transfer. The Recipient shall use Proprietary Materials only for the performance of the Research Project. The Recipient shall use the Proprietary Materials only in compliance with all applicable federal, state, and local laws and regulations. The Recipient shall not use the Materials in any in vivo experiments on human subjects without the prior written consent of the Supplier. The Recipient shall not transfer any Proprietary Materials to any third party without the prior written consent of the Supplier.
     7.02 — Warranty Disclaimer. Any Proprietary Materials that are furnished to a party pursuant to this Agreement are understood to be experimental in nature and may have hazardous properties. THE SUPPLIER MAKES NO REPRESENTATIONS, AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO ANY PROPRIETARY MATERIALS. THERE ARE NO EXPRESSED OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR THAT THE USE OF PROPRIETARY MATERIALS WILL NOT INFRINGE ANY PATENT RIGHTS OR OTHER PROPRIETARY RIGHTS OF A THIRD PARTY.
     7.03 — Ownership and Return. The Recipient acknowledges that the Supplier (or any third party entrusting its Materials to the Supplier) claims ownership of its Proprietary Materials in the possession of the Recipient. The Recipient agrees to cause its employees to execute and deliver any documents of assignment or conveyance to effectuate the ownership rights of the Supplier in Proprietary Materials. Upon the expiration or termination of this Agreement, the Recipient shall at the instruction of Supplier either destroy or return any unused Proprietary Materials.
Article 8. — Rights to Inventions and Royalty Payments
     8.01 — Assignment of Rights in Inventions and Project Materials. The Principal Investigator agrees to assign all rights in any Invention and all commercial rights in any Project Material to University in accordance with the University Participation Agreement and this CUMIRP Agreement. The Principal Investigator shall certify that every investigator who may be involved in the Research Project shall have signed the University Participation Agreement. POLYMEDIX represents and warrants that all of its employees and consultants who may be involved in the Research Project shall have agreed to assign to POLYMEDIX all rights in Inventions and all commercial rights in Project Materials.
     8.02 — Ownership of Patent Rights and Project Materials. In accordance with United States patent law, University shall have sole ownership of all University Patent Rights and University and POLYMEDIX shall have joint, undivided ownership of all Joint Patent Rights. University shall have sole ownership of commercial rights in all Project Materials not claimed in the Patent Rights; however, if a Project Material incorporates one or more POLYMEDIX Proprietary Materials, University may not exploit commercial rights in that Project Material without the written consent of POLYMEDIX.
     8.03 — Notice of Inventions and Project Materials. The Principal Investigator shall promptly disclose to University the conception or reduction to practice of any Invention and the development or discovery of any commercially valuable Project Material that is not otherwise disclosed as an Invention. University and POLYMEDIX shall provide prompt written notice to the other of the internal disclosure by its employees of any Invention. University and POLYMEDIX shall discuss whether to obtain Patent Rights for the Invention and whether such Patent Rights would constitute University Patent Rights or Joint Patent Rights
     8.04 — Responsibility for Patent Rights.
          (a) Primary Responsibility with University. University shall have primary responsibility, at the expense of POLYMEDIX, for the preparation, filing, prosecution, and maintenance of all University Patent Rights and Joint Patent Rights, using patent counsel reasonably acceptable to POLYMEDIX. University shall consult with POLYMEDIX as to the preparation, filing, prosecution, and maintenance of

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all such Patent Rights reasonably prior to any deadline or action with the U.S. Patent & Trademark Office or any foreign patent office and shall furnish POLYMEDIX with copies of all relevant documents reasonably in advance of such consultation.
          (b) Abandonment. In the event that University desires to abandon any patent or patent application within the Patent Rights, or if University declines to assume responsibility for obtaining patent protection for any Invention, University shall provide POLYMEDIX with reasonable prior written notice of such intended abandonment or decline of responsibility, and POLYMEDIX shall have the right, at its expense, to prepare, file, prosecute, and maintain the relevant Patent Rights.
          (c) Cooperation. University and POLYMEDIX shall cooperate fully in the preparation, filing, prosecution, and maintenance of all University Patent Rights and Joint Patent Rights. Such cooperation includes, without limitation, (i) promptly executing all papers and instruments or requiring employees of University or POLYMEDIX to execute such papers and instruments as reasonable and appropriate so as to enable University or POLYMEDIX to file, prosecute, and maintain such Patent Rights in any country; and (ii) promptly informing the other party of matters that may affect the preparation, filing, prosecution, or maintenance of any such Patent Rights.
          (d) Payment of Expenses. Within thirty (30) days after University invoices POLYMEDIX, POLYMEDIX shall reimburse University for all reasonable patent-related expenses incurred by University pursuant to Section 8.04(a). POLYMEDIX may elect, upon sixty (60) days written notice to University, to cease payment of the expenses associated with obtaining or maintaining patent protection for one or more Patent Rights in one or more countries. In such event, POLYMEDIX shall lose all rights under this Agreement with respect to such Patent Rights in such countries.
          8.05 — Option for an Exclusive License. University hereby grants POLYMEDIX a first option to obtain a worldwide, exclusive license, with the right to sublicense under University’s commercial rights to any University Patent Rights, Joint Patent Rights, and commercially valuable Project Materials in the Field (the “Option Right”) covered by this Agreement. POLYMEDIX may exercise the Option Right with respect to any Patent Right or Project Material by written notice to University which is received not later than ninety (90) days after the disclosure to POLYMEDIX of the relevant Invention or Project Material (the “Option Period”). If POLYMEDIX elects not to exercise the Option Right, or fails to exercise the Option Right during the Option Period, University shall be free to license its commercial rights under the relevant Patent Right or Project Material to any third party. If POLYMEDIX does elect to exercise the Option Right, the University and POLYMEDIX shall use the agreed upon commercially reasonable terms and conditions as set forth in Appendix B. If POLYMEDIX and the University are unable to reach agreement within six (6) months, the University may offer its commercial rights in the relevant Patent Right or Project Material to any third parties; provided, however, that for a period of ten (10) months after the Option Period expires, University may only offer such rights to third parties on terms and conditions that are not more favorable than the last offer made by University to POLYMEDIX, unless University first provides POLYMEDIX with written notice of the more favorable offer and POLYMEDIX either (i) declines in writing to accept the offer or (ii) fails to respond to the offer within sixty (60) days after receiving such notice.
Article 9. — Use of Research Results and Project Materials
     Each party shall have the unrestricted right to use Research Results for any purpose and to use Project Materials for internal research (but not in a commercial product or in connection with a commercial service); provided, however, that in the case of POLYMEDIX, such use does not infringe any claim of a patent application or an issued patent included in the University Patent Rights for which POLYMEDIX has failed to obtain a license as provided in Article 8.05 above. The University will, however, under all conditions, retain the right to use the invention in all its forms and applications for teaching and research purposes.

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Article 10. — Copyrightable Works
     University or its employees shall have sole ownership of any copyrighted or copyrightable works (including reports and publications) that are created by University employees in the performance of the Research Project. University and the Principal Investigator hereby grant POLYMEDIX an irrevocable, royalty-free, nontransferable, non-exclusive right to copy and distribute any research reports furnished to POLYMEDIX under this Agreement and to prepare, copy, and distribute derivative works based on these research reports.
Article 11. — Title to Equipment and Materials
     Title to any equipment or materials purchased under this CUMIRP agreement with POLYMEDIX’s funds as seen in the cost detail of Article 5 shall rest with the University.
Article 12. — Termination of the Agreement
     12.01 — Notice. This Agreement may be terminated without cause, at any time by POLYMEDIX with six months notice.
     12.02 — Early Termination. If this Agreement is terminated prior to the expiration of the Term for any reason other than a material breach by University (as described in Section 12.03), then on the effective date of such termination, POLYMEDIX shall pay University the entire amount of any uncancellable financial commitments that University intended to pay through POLYMEDIX Contributions, including without limitation (i) salaries for appointed employees for the remainder of their term of appointment (e.g., postdoctoral fellows) and (ii) University expenses previously incurred for equipment, travel, and associated indirect costs. At the request of POLYMEDIX, within ninety (90) days after the expiration or termination of this Agreement, University shall furnish POLYMEDIX with a final accounting of all expenses incurred in connection with the Research Project and all funds received from POLYMEDIX pursuant to Article 5 together with a check payable to POLYMEDIX in the amount of any unexpended and uncommitted funds.
     12.03 — Termination for Default. In the event that either party commits a material breach of its obligations under this Agreement and fails to cure that breach within sixty (60) days after receiving written notice thereof, the other party may terminate this Agreement immediately upon written notice to the party in breach. If the alleged breach involves nonpayment of any amounts due University under this Agreement, POLYMEDIX shall have only one opportunity to cure a material breach for which it receives notice as described above; any subsequent material breach by POLYMEDIX will entitle University to terminate this Agreement immediately upon written notice to POLYMEDIX, without the sixty-day cure period.
     12.04 — Force Majeure. Neither party will be responsible for delays resulting from causes beyond the reasonable control of such party, including without limitation fire, explosion, flood, war, strike, or riot, provided that the nonperforming party uses commercially reasonable efforts to avoid or remove such causes of nonperformance and continues performance under this Agreement with reasonable dispatch whenever such causes are removed.
     12.05 — Effect of Termination. The following provisions shall survive the expiration or termination of this Agreement: Articles 2, 4, 6, 7, 8, 9, 10, 13, and 14; Sections 3.06 (obligation to deliver final report), 12.02 (obligation to deliver final accounting), 12.05, 15.01, 15.02 and 15.09.
Article 13. — Contacts and Notices
     Any notices required or permitted under this Agreement shall be in writing, shall specifically refer to this Agreement, and shall be sent by hand, recognized national overnight courier, confirmed

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facsimile transmission, confirmed electronic mail, or registered or certified mail, postage prepaid, return receipt requested, to the following addresses or facsimile numbers of the parties:
First and foremost to the University :
Director, Office of Grants & Contracts Administration (OGCA)
University of Massachusetts
Amherst, MA 01003
Tel: (413) 545-0698           Fax: (413) 545-1202
And then to CUMIRP:
Director, CUMIRP
Silvio O. Conte, National Center for Polymer Research
University of Massachusetts
Amherst, MA 01003-4530.
Tel: (413) 545-2236           Fax: (413) 577-1517
And, to POLYMEDIX:
Dawn Eringas, Vice President, Business Development
PolyMedix
P.O. Box 130
Bryn Mawr, PA 19010
Tel: (610) 613-0621           Fax: (610) 526-0732
Article 14. Dispute Resolution
     14.01 — Procedures Mandatory. The parties agree that any dispute arising out of or relating to this Agreement shall be resolved solely by means of the procedures set forth in this Article, and that such procedures constitute legally binding obligations that are an essential provision of this Agreement; provided, however, that all procedures and deadlines specified in this Article may be modified by written agreement of the parties. If either party fails to observe the procedures of this Article, as modified by their written agreement, the other party may bring an action for specific performance in any court of competent jurisdiction.
     14.02 — Dispute Resolution Procedures.
          (a) Negotiation. In the event of any dispute arising out of or relating to this Agreement, the affected party shall notify the other party, and the parties shall attempt in good faith to resolve the matter within thirty (30) days after the effective date of such notice. Any disputes not resolved by good faith discussions shall be referred to senior executives of each party, who shall meet at a mutually acceptable time and location within ten (10) days after the good faith attempt to negotiate a settlement.
          (b) Mediation. If the matter remains unresolved within sixty (60) days after the Notice Date, or if the senior executives fail to meet within thirty (30) days after the Notice Date, either party may initiate mediation upon written notice to the other party, whereupon both parties shall be obligated to engage in a mediation proceeding under the then current Center for Public Resources (“CPR”) Model Procedure for Mediation of Business Disputes, except that specific provisions of this Section shall override inconsistent provisions of the CPR Model Procedure. The mediator will be selected from the CPR Panels of Neutrals. If the parties cannot agree upon the selection of a mediator within ninety (90) days after the Notice Date, then upon the request of either party, the CPR shall appoint the mediator.

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The parties shall attempt to resolve the dispute through mediation until one of the following occurs: (i) the parties reach a written settlement; (ii) the mediator notifies the parties in writing that they have reached an impasse; (iii) the parties agree in writing that they have reached an impasse; or (iv) the parties have not reached a settlement within one hundred and twenty (120) days after the Notice Date.
          (c) Trial Without Jury. If the parties fail to resolve the dispute through mediation, or if neither party elects to initiate mediation, each party shall have the right to pursue any other remedies legally available to resolve the dispute, provided, however, that the parties expressly waive any right to a jury trial in any legal proceeding under this Section.
     14.03 — Preservation of Rights Pending Resolution.
          (a) Performance to Continue. Each party shall continue to perform its obligations under this Agreement pending final resolution of any dispute arising out or relating to this Agreement; provided, however, that a party may suspend performance of its obligations during any period in which the other party fails or refuses to perform its obligations.
          (b) Provisional Remedies. Although the procedures specified in this Article are the sole and exclusive procedures for the resolution of disputes arising out or relating to this Agreement, either party may seek a preliminary injunction or other provisional equitable relief if, in its reasonable judgment, such action is necessary to avoid irreparable harm to itself or to preserve its rights under this Agreement.
          (c) Statute of Limitations. The parties agree that all applicable statutes of limitation and time-based defenses (such as estoppel and laches) shall be tolled while the procedures set forth in Subsections 14.02(a) and 14.02(b) are pending. The parties shall take any actions necessary to effectuate this result.
Article 15. Miscellaneous
     15.01 — Indemnification.
          (a) Indemnity. POLYMEDIX shall indemnify, defend, and hold harmless University and its trustees, officers, faculty, students, employees, and agents and their respective successors, heirs and assigns (the “Indemnitees”), against any liability, damage, loss, or expense (including reasonable attorneys fees and expenses of litigation) incurred by or imposed upon any of the Indemnitees in connection with any claims, suits, actions, demands or judgments arising out of any theory of liability (including without limitation actions in the form of tort, warranty, or strict liability and regardless of whether such action has any factual basis) relating to this Agreement or concerning any product, process, or service that is made, used, or sold pursuant to any right or license granted under this Agreement; provided, however, that such indemnification shall not apply to any liability, damage, loss, or expense to the extent directly attributable to (i) the negligent activities or intentional misconduct of the Indemnitees or (ii) the settlement of a claim, suit, action, or demand by Indemnitees without the prior written approval of POLYMEDIX.
          (b) Procedures. The Indemnitees agree to provide POLYMEDIX with prompt written notice of any claim, suit, action, demand, or judgment for which indemnification is sought under this Agreement. POLYMEDIX agrees, at its own expense, to provide attorneys reasonably acceptable to University to defend against any such claim. The Indemnitees shall cooperate fully with POLYMEDIX in such defense and will permit POLYMEDIX to conduct and control such defense and the disposition of such claim, suit, or action (including all decisions relative to litigation, appeal, and settlement); provided, however, that any Indemnitee shall have the right to retain its own counsel, at the expense of POLYMEDIX, if representation of such Indemnitee by the counsel retained by POLYMEDIX would be inappropriate because of actual or potential differences in the interests of such Indemnitee and any other party represented by such counsel. POLYMEDIX agrees to keep University informed of the progress in

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the defense and disposition of such claim and to consult with University with regard to any proposed settlement.
     15.02 — Publicity Restrictions. POLYMEDIX shall not use the name of University or any of its trustees, officers, faculty, students, employees, or agents, or any adaptation of such names, or any terms of this Agreement in any promotional material or other public announcement or disclosure without the prior written consent of University. The foregoing notwithstanding, POLYMEDIX shall have the right to disclose such information without the consent of University (i) in any prospectus, offering memorandum, or other document or filing required by applicable securities laws or other applicable law or regulation, provided that POLYMEDIX shall have given University at least ten (10) days prior written notice of the proposed text for the purpose of giving University the opportunity to comment on such text, and (ii) to potential investors under a non-disclosure obligation.
     15.03 — Warranty Disclaimer. University makes no express warranties and disclaims any implied warranties as to any matter relating to this Agreement, including without limitation the performance or results of the Research Project; the availability of legal protection for any Research Results, Project Materials, Inventions, copyrightable works, or any other work product of the Research Project; or the validity or enforceability of any Patent Right that may be obtained pursuant to this Agreement. THERE ARE NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE FOR ANY PROJECT MATERIALS OR RESEARCH RESULTS, OR THAT THE USE OF PROJECT MATERIALS OR RESEARCH RESULTS WILL NOT INFRINGE ANY PATENT RIGHTS OR OTHER PROPRIETARY RIGHTS OF A THIRD PARTY.
     15.04 — Research Partially Funded by Grants.
          (a) Federal Government. To the extent that any Invention has been partially funded by the federal government, this Agreement and the grant of any rights in such Invention is subject to and governed by federal law as set forth in 35 U.S.C. §§ 201-211, and the regulations promulgated thereunder, as amended, or any successor statutes or regulations. If any term of this Agreement fails to conform with such laws and regulations, the relevant term shall be deemed an invalid provision and modified by the parties pursuant to Section 15.10.
          (b) Non-Profit Organization. To the extent that any Invention has been partially funded by a non-profit organization, this Agreement and the grant of any rights in such Invention is subject to and governed by the terms and conditions of the applicable research grant. If any term of this Agreement fails to conform with such terms and conditions, the relevant term shall be deemed an invalid provision and modified by the parties pursuant to Section 15.10. At the request of POLYMEDIX, University shall make available to POLYMEDIX the terms and conditions of any research grants that will partially fund the Research Project.
     15.05 — Tax-Exempt Status. POLYMEDIX acknowledges that University, as a public University of the Commonwealth of Massachusetts, holds the status of an exempt organization under the United States Internal Revenue Code. POLYMEDIX also acknowledges that certain facilities in which the Research Project may be performed were financed through offerings of tax-exempt bonds. If the Internal Revenue Service determines, or if counsel to University reasonably determines, that any term of this Agreement jeopardizes the tax-exempt status of University or the bonds used to finance University facilities, the relevant term shall be deemed an invalid provision and modified by the parties pursuant to Section 15.10.
     15.06 — Relationship of Parties. For the purposes of this Agreement, each party is an independent contractor and not an agent or employee of the other party. Neither party shall have authority to make any statements, representations, or commitments of any kind, or to take any action which shall be

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binding on the other party, except as may be explicitly provided for in this Agreement or authorized in writing by the other party.
     15.07 — Assignment. This Agreement may not be assigned by either party without the prior written consent of the other party, except that POLYMEDIX may assign this Agreement to an affiliate or to a successor in connection with the merger, consolidation, or sale of all or substantially all of its assets or that portion of its business to which this Agreement relates.
     15.08 — Amendment and Waiver. This Agreement may be amended, supplemented, or otherwise modified only by means of a written instrument signed by both parties. Any waiver of any rights or failure to act in a specific instance shall relate only to such instance and shall not be construed as an agreement to waive any rights or fail to act in any other instance, whether or not similar.
     15.09 — Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts irrespective of any conflicts of law principles.
     15.10 — Severability. In the event that any provision of this Agreement shall be held invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect any other provision of this Agreement, and the parties shall negotiate in good faith to modify the Agreement to preserve (to the extent possible) their original intent. If the parties fail to reach a modified agreement within sixty (60) days after the relevant provision is held invalid or unenforceable, then the dispute shall be resolved in accordance with the procedures set forth in Article 14. While the dispute is pending resolution, this Agreement shall be construed as if such provision were deleted by agreement of the parties.
     15.11 — Public Records. Anything to the contrary in this agreement notwithstanding, the University is not required and will not be required under this agreement and any amendments or modifications to this agreement to refuse to disclose to third parties any materials which the University would otherwise be obliged to disclose under M.G.L. Chapter 4, Section 7, Subsection Twenty-Sixth and other applicable statutes of the Commonwealth of Massachusetts which pertain to disclosure of “Public Records’.
     15.12 — Entire Understanding. This agreement constitutes the entire understanding between the parties hereto relating to the subject matter hereof, and no amendments, modifications, or changes shall have any force and effect unless set forth in a subsequent instrument duly executed by the parties hereto with all the formalities herein.
     Executed as a sealed instrument by the parties hereto through their duly authorized representatives as hereinafter set forth on the date first above written.
PolyMedix, Bryn Mawr, PA

By:	Nicholas Landekic	Signature:	/s/ Nicholas Landekic

Title:	President and CEO	Date:	2/2/04

University of Massachusetts, Amherst, MA

By:	Carol P. Sprague	Signature:	/s/ Carol P. Sprague

Title:	Director, Office of Grants and Contracts	Date:	3/12/04

By:	James D. Capistran	Signature:	/s/ James D. Capistran

Title:	Director, CUMIRP	Date:	1/22/04

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